Contact:

Scott Schecter	Hulus Alpay
Chief Financial Officer	Investor Relations
HydroGen Corporation	Makovsky + Company
(412) 405-1000	(212) 508-9600
sschecter@hydrogenllc.com	halpay@makovsky.com

HydroGen Corporation Receives $230,000 Grant from the
Pennsylvania NanoMaterials Commercialization Center
to Support Advanced Fuel Cell Catalyst Development

Cleveland, Ohio – October 16, 2007 – HydroGen Corporation (Nasdaq: HYDG), a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems, announced that the Pennsylvania NanoMaterials Commercialization Center recently awarded the Company approximately $230,000 to support the development of advanced fuel cell catalyst systems. HydroGen will be working in cooperation with the University of Pittsburgh’s Peterson Institute of Nano Science and Engineering on this project. “This award complements HydroGen’s ongoing efforts to develop state-of-the-art catalysts,” said Scott Wilshire, HydroGen’s Chief Operating Officer. “Recent developments in nanomaterials have the potential to yield commercially available fuel cell catalysts that will lead to longer lifetimes and lower life-cycle costs.”

This award to HydroGen Corporation is one of three nanomaterials awards being made by the Pennsylvania NanoMaterials Commercialization Center this round. The Center funds programs that are judged by its advisory panel to have significant commercial potential.

About the Pennsylvania NanoMaterials Commercialization Center
The mission of the Pennsylvania NanoMaterials Commercialization Center is to promote and support the commercialization of nanomaterials research for new and enhanced products critical to the U.S. economy and manufacturing base. The Center builds upon Pennsylvania's excellence in advanced materials research, development and manufacturing, and it acts as a new model for a public-private partnership among government, universities, entrepreneurs, small and large companies to accelerate the transition from nanomaterials invention and innovation to new products and new companies.
About HydroGen Corporation
HydroGen Corporation is a manufacturer of multi-megawatt fuel cell systems utilizing its proprietary 400-kilowatt phosphoric acid fuel cell (PAFC) technology. Utilizing fuel cell technology originally developed by Westinghouse Corporation, HydroGen Corporation offers a multi-megawatt, zero-emission power generation product that supports the growth of industrial distributed energy. The company targets market applications where hydrogen is currently available and other drivers favoring the adoption of fuel cells are present.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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